Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of ONE Gas, Inc., on Form S-8 (File No. 333-193690) of our report dated June 16, 2015, on our audit of the financial statements and supplemental schedule of the ONE Gas, Inc. 401(k) Plan, as of and for the year ended December 31, 2014, which report is included in this Annual Report on Form 11-K.

/s/ BKD LLP

Tulsa, Oklahoma
June 16, 2015